Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NOVELOS THERAPEUTICS, INC.

FIRST: The name of this Corporation is Novelos Therapeutics, Inc.

SECOND: The address, including street, number, city and county of the registered office of this Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of Newcastle; and the name of the registered agent of this Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business and of the purposes to be conducted and promoted by this Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The aggregate number of shares of stock that this Corporation shall have authority to issue is one hundred fifty million seven thousand (150,007,000), of which one hundred fifty million (150,000,000) shares shall be designated “Common Stock” and seven thousand (7,000) shares shall be designated “Preferred Stock.”  Shares of Common Stock and Preferred Stock shall have a par value of $.00001 per share.

Common Stock

Subject to the prior or equal rights, if any, of the Preferred Stock which hereafter may be authorized of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor and (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock of any class whatsoever, whether now or hereafter authorized.

Preferred Stock

Authority is hereby expressly granted to the Board of Directors from time to time to issue series of Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The power to make, alter or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the director's duty of loyalty to this Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment nor repeal of this Article, nor any adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of this Corporation existing at the time of such amendment or repeal.

EIGHTH: This Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. This Corporation shall advance expenses to the fullest extent permitted by said Section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

NINTH:  This Article is inserted for classification of the Board of Directors.

1.           Number of Directors.  The number of directors of this Corporation shall not be less than three (3).  The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, this Corporation's By-laws.

2.           Classes of Directors.  The Board of Directors shall be and is divided into three classes:  Class I, Class II and Class III.  No one class shall have more than one director more than any other class.  If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two- thirds, one of the extra directors shall be a member of Class II and one of the extra directors shall be a member of Class III, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

3.           Election of Directors.  Elections of directors need not be by written ballot except as and to the extent provided in the By-laws of this Corporation.

4.           Terms of Office.  Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2011; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2012; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2013; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

5.           Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors.  In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensue that no one class has more than one director more than any other class.  To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

6.           Quorum; Action at Meeting.  A majority of the directors at any time in office shall constitute a quorum for the transaction of business.  In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 1 above constitute a quorum.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, or by the Amended and Restated Certificate of Incorporation of this Corporation or the By-laws of this Corporation, each as amended.

7.           Removal.  Directors of this Corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of this Corporation issued and outstanding and entitled to vote.

8.           Vacancies.  Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the board, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

9.           Amendments to Article.  Notwithstanding any other provisions of law, the Amended and Restated Certificate of Incorporation of this Corporation or the By-laws of this Corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of this Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH:  Any action required or permitted to be taken by the stockholders of this Corporation must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.  Notwithstanding any other provisions of law, the Amended and Restated Certificate of Incorporation or the By-laws of this Corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the shares of capital stock of this Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH:  Special meetings of stockholders may be called at any time only by the President or the Board of Directors.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.  Notwithstanding any other provision of law, the Amended and Restated Certificate of Incorporation of this Corporation or the By-laws of this Corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of this Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.